Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Lavanya Sareen
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5656

Jan 6, 2015

Alaska Air Group Reports December 2014 and Full-Year Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December 2014 and year-end operational results on consolidated basis, and for its subsidiaries, Alaska Airlines and Horizon Air. Detailed information is provided below.

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 9.1 percent increase in traffic on a 12.3 percent increase in capacity compared to December 2013. This resulted in a 2.5-point decrease in load factor to 85.0 percent. These statistics include flights operated by Alaska and those under capacity purchase arrangements, including Horizon, SkyWest and a small third-party carrier in the state of Alaska.
The following table shows the operational results for December and full-year 2014, compared to the prior-year periods:

	December			Full Year
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	2,559	2,351	8.8%	29,278	27,414	6.8%
Revenue passenger miles RPM (in millions)	2,707	2,481	9.1%	30,718	28,833	6.5%
Available seat miles ASM (in millions)	3,184	2,836	12.3%	36,078	33,672	7.1%
Passenger load factor	85.0%	87.5%	(2.5) pts	85.1%	85.6%	(0.5) pts

ALASKA AIRLINES - MAINLINE
Alaska reported a 9.4 percent increase in traffic on a 12.7 percent increase in capacity compared to December 2013. This resulted in a 2.6-point decrease in load factor to 85.4 percent. Alaska also reported 80.0 percent of its flights arrived on time in December, compared to the 85.4 percent reported in December 2013.

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The following table shows Alaska's operational results for December and full-year 2014, compared to the prior-year periods:

	December			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	1,830	1,672	9.4%	20,972	19,737	6.3%
RPMs (in millions)	2,453	2,243	9.4%	27,778	26,172	6.1%
ASMs (in millions)	2,874	2,550	12.7%	32,430	30,411	6.6%
Passenger load factor	85.4%	88.0%	(2.6) pts	85.7%	86.1%	(0.4) pts
On-time arrivals as reported to U.S. DOT	80.0%	85.4%	(5.4) pts	86.0%	87.0%	(1.0) pts

HORIZON AIR
Horizon reported a 1.6 percent increase in traffic on a 3.5 percent increase in capacity compared to December 2013. This resulted in a 1.5-point decrease in load factor to 80.8 percent. Horizon also reported 81.0 percent of its flights arrived on time in December, compared to the 78.3 percent reported in December 2013.
The following table shows Horizon's operational results for December and full-year 2014, compared to the prior-year periods:

	December			Year-to-Date
	2014	2013	Change	2014	2013	Change
Revenue passengers (in thousands)	652	621	5.0%	7,455	7,099	5.0%
RPMs (in millions)	189	186	1.6%	2,207	2,163	2.0%
ASMs (in millions)	234	226	3.5%	2,780	2,678	3.8%
Passenger load factor	80.8%	82.3%	(1.5) pts	79.4%	80.8%	(1.4) pts
On-time arrivals	81.0%	78.3%	2.7 pts	88.0%	87.8%	0.2 pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers” in the J.D. Power North American Airline Satisfaction Study for seven consecutive years from 2008 to 2014. Alaska Airlines’ Mileage Plan also ranked highest in the J.D. Power 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.
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